Exhibit 99.1

[Logo of Sparton Corporation]	NEWS RELEASE

FOR IMMEDIATE RELEASE

Sparton Corporation Announces Results of Its Special Shareholders Meeting

JACKSON, Mich.—October 15, 2004—Sparton Corporation (NYSE:SPA) announced today the results of the voting on the two measures presented at its special meeting of shareholders originally scheduled for September 24, 2004 and then adjourned until October 15, 2004. At the meeting, in excess of 95% of the shares outstanding were represented in person or by proxy. On the proposal to eliminate cumulative voting in the election of directors, the proposal passed with an affirmative vote of in excess of the required two-thirds vote of the shares outstanding, representing over 70% of the shares voting. The proposal to require timely written notice of shareholder nominations for the election of directors also passed with an affirmative vote of more than the required majority of the shares outstanding, representing over 72% of the shares voting. A majority of the affirmative support came from shareowners who were neither officers or directors.

     Bradley O. Smith, Chairman, and David W. Hockenbrocht, President of Sparton said that “We are pleased with the strong shareholder support for these two measures, which we believe are important for the effective functioning of Sparton’s Board. In our view, cumulative voting is an outdated method of voting that has been rejected by substantially all public corporations, and too often results in the election of directors with narrow partisan or personal agendas that can be costly and not in the best interests of all shareholders. Similarly, we view timely notice for the shareholder nomination of directors to be protective of the rights of shareholders not to have director nominees proposed without any time to consider and evaluate their qualifications. We are particularly pleased with the strong shareholder support in light of the aggressive public attack by one shareholder, full of misleading statements, designed to result in negative votes with respect to the two proposals.”

     Messrs. Smith and Hockenbrocht noted that after the shareholder actions today, it was appropriate to set the record straight on a number of the misleading statements recently made. For example, disparaging statements were made about Sparton’s rankings in the corporate governance quotient index of the Institutional Shareholder Service (ISS). However, Sparton has been engaged in an ongoing review of its corporate governance and has this year instituted a number of reforms suggested by the New York Stock Exchange and other corporate governance authorities. As a result of these reforms, Sparton’s ISS rating was revised upward from the top half of all companies ranked by ISS, to the top 19% of all those companies. Sparton fully intends to continue its review of these matters and to strive to maintain its high ISS ranking.

     Sparton has also been criticized on the mistaken notion that its Shareholder Communications Policy somehow permits censorship of communications from shareholders to directors. The directors have asked the Corporate Secretary not to forward to them harassing and inappropriate communications, but the Corporate Secretary has to forward to the directors any legitimate correspondence from shareholders, and since the adoption of the policy all correspondence from shareholders has been forwarded to the directors. In accordance with the policy, any director can review all communications, and the instructions by the directors to withhold inappropriate communications are subject to change by the directors. Far from censorship, this policy is designed to make the process of communications with directors more efficient.

     One of the corporate governance reforms by Sparton was to separate the positions of Chairman of the Board and Chief Executive Officer. Sparton has also recently designated a Lead Independent Director to deal with any corporate governance concerns about independence from management. The Lead Independent Director provides leadership to enhance the Board’s effectiveness, preside over meetings of the independent directors without management present, and serve as a liaison between the Board and management. The Lead Independent Director is also responsible for determining when to hold, and who shall preside over, executive sessions held by the independent directors.

For more information, please contact Rhonda Aldrich, Sparton Corporation at (517) 787 -8600 or visit the Sparton website at http://www.sparton.com.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: To the extent any statements made in this release contain information that is not historical, these statements are essentially forward-looking and are subject to risks and uncertainties, including the difficulty of predicting future results, the regulatory environment, fluctuations in operating results and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission.